Exhibit 99.1

MarkWest Energy Partners, L.P., Reports 2004 First Quarter Results

DENVER—May 6, 2004—MarkWest Energy Partners, L.P. (AMEX: MWE) today reported net income of $2.6 million for the three months ended March 31, 2004, or $0.35 per diluted limited partner unit, compared to net income of $1.6 million, or $0.29 per diluted limited partner unit, for the first quarter of 2003.

On April 21, 2004, the board of directors of the general partner of MarkWest Energy Partners, L.P., declared the Partnership’s quarterly cash distribution of $0.69 per unit for the first quarter of 2004. This distribution represents an increase of $0.02 per unit, or 3%, over the previous quarterly distribution. The indicated annual rate is $2.76 per unit. The first quarter distribution will be paid May 14, 2004, to unitholders of record on April 30, 2004.

As a Master Limited Partnership, cash distributions to limited partners are largely determined based on Distributable Cash Flow (DCF). For the three months ended March 31, 2004, DCF was $6.3 million, compared to $3.6 million for the three months ended March 31, 2003.

First quarter 2004 net income and DCF included the first full quarterly contributions by our two December 2003 acquisitions: the Foss Lake gathering system and Arapaho gas processing assets in western Oklahoma, which were acquired December 1, 2003, and the Michigan crude oil pipeline, which was acquired December 18, 2003. For the first quarter of 2004, our Oklahoma acquisition generated approximately $1.0 million in income from operations, and our Michigan crude pipeline acquisition generated approximately $0.2 million in income from operations.

First quarter 2004 results were adversely impacted by unexpected downtime at our Cobb processing plant in Appalachia. The facility was shutdown for approximately 45 days during the first quarter due to equipment failure. The plant has since been repaired and is operating normally. Income from operations was approximately $0.3 million less than it would have been had our Cobb operations not been interrupted during first quarter 2004.  Current plans are to replace the existing plant with a new facility during the second half of 2004.

First quarter results also include an approximate $0.4 million non-cash charge primarily stemming from the accelerated vesting of 10,800 restricted units on February 23, 2004.  Since the charge was non-cash, it had no impact on DCF.  A reconciliation of DCF to our most directly comparable GAAP financial measure, net income, is provided at the end of this press release.

During January 2004, we raised approximately $44.4 million, net of transaction costs, through a secondary offering of 1.17 million units at a price of $39.90 per unit.  The proceeds from the offering were used to pay down long-term debt.

As previously announced, on April 1, 2004, we acquired the Hobbs Lateral pipeline for approximately $2.3 million dollars. The Hobbs Lateral consists of a four-mile segment of 10-inch and 12-inch gas pipeline connecting the Northern Natural Gas interstate pipeline to Southwestern Public Service’s Cunningham and Maddox power generating stations in Hobbs, New Mexico. The Hobbs Lateral is a New Mexico intrastate pipeline regulated by the Federal Energy Regulatory Commission and was recently expanded to a capacity of approximately 160 MMcf/d.

“We are pleased to report strong growth of net income and distributable cash flow compared to the same period last year,” said Frank Semple, President and CEO.  “The Michigan crude oil pipeline and the Western Oklahoma gathering and processing systems have been successfully integrated into our operations and are performing very well.  We continue to complete internal expansion projects such as the Hobbs lateral and have a strong portfolio of acquisition opportunities to fuel future growth.  We are also pleased to announce the $0.02 per unit distribution increase for our common unit holders.”

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MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas and crude oil transmission assets. We are the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Our Northeast assets include natural gas processing facilities, liquids fractionation, natural gas and crude oil transportation and natural gas liquids storage facilities. We also have a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest [Texas and Oklahoma].

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Annual Report on Form 10-K for the current year, as filed with the SEC.

MarkWest Energy Partners, L.P.

Financial Statistics

(in thousands of dollars, except per unit amounts)

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003
Statement of Operations Data
Revenues	$63,813	$17,693

Operating expenses:
Purchased product costs	47,500	8,392
Facility expenses	6,324	4,337
Selling, general and administrative expenses	2,650	1,253
Depreciation	3,257	1,345
Total operating expenses	59,731	15,327

Income from operations
	4,082	2,366
Other income (expense):
Interest expense, net	(1,486)	(761)
Miscellaneous income	23	20

Net income	$2,619	$1,625

General partner’s interest in net income	$229	$32
Limited partners’ interest in net income	$2,390	$1,593
Basic net income per limited partner unit	$0.35	$0.29
Diluted net income per limited partner unit	$0.35	$0.29
Weighted average units outstanding:
Basic	6,777	5,415
Diluted	6,806	5,464

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$6,752	$2,808
Investing activities	$(2,723)	$(38,333)
Financing activities	$(1,566)	$36,067

Other Financial Data
Distributable cash flow	$6,347	$3,566

Balance Sheet Data	March 31, 2004	December 31, 2003
Working capital	$4,353	$2,564
Total assets	$215,014	$212,978
Total debt	$84,200	$126,200
Partners’ capital	$107,607	$65,549
Total debt (net of cash) to total book capitalization	40%	64%

MarkWest Energy Partners, L.P.

Operating Statistics

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003
Operating Data
Appalachia:
Natural gas processed for a fee (Mcf/d)(1)	207,000	203,000
NGLs fractionated for a fee (gallons/day)	462,000	446,000
NGL product sales (gallons)	10,926,000	10,214,000
Michigan:
Gas volumes processed for a fee (Mcf/d)	13,900	15,400
NGL product sales (gallons)	2,700,000	2,900,000
Crude oil transported for a fee (barrels/day)(2)	14,600	—
Southwest:
Gathering system throughput (Mcf/d)(3)	97,800	NM
Lateral throughput volumes (Mcf/d)(4)	28,900	—
NGL product sales (gallons) (5)	8,200,000	—

NM — Not meaningful

(1)          Includes throughput from our Kenova, Cobb and Boldman processing plants.

(2)          We acquired our Michigan Crude Pipeline in December 2003.

(3)          Includes volumes from our Pinnacle gathering systems, which were acquired in late March 2003, and our Oklahoma gathering systems, which were acquired in December 2003.

(4)          Includes volumes from our Power Tex Lateral pipeline (a/k/a the Lubbock Pipeline), which was acquired in September 2003.

(5)          Includes sales out of our Arapaho processing plant, which was acquired in December 2003.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003

Net income	$2,619	$1,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,257	1,345
Amortization of deferred financing costs included in interest expense	313	130
Non-cash compensation expense	374	212
Other	(19)	(1)
Cash flow from operations prior to changes in working capital	6,544	3,311
Plus:
Third party costs incurred as part of credit facility amendments(a)	—	353
Less:
Sustaining capital expenditures	(197)	(98)
Distributable cash flow (b)	$6,347	$3,566

Sustaining capital expenditures	$197	$98
Expansion capital expenditures	2,561	—
Total capi1tal expenditures	$2,758	$98

(a)          Transaction costs associated with capital raising activities are not considered reductions to Distributable Cash Flow under the terms of our partnership agreement.

(b)         Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding Distributable Cash Flow is included in our current report on Form 8-K filed on May 6, 2004.